FORM 4

                   STATEMENT OF CHANGE IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(1r).

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1.   NAME and ADDRESS of Reporting Person

     Witteveen                        Raoul                  J.
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     (Last)                           (First)             (Middle)

     c/o Interpool, Inc.
     College Road East, 3rd Flr.
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                                    (Street)

     Princeton                        New Jersey           08540
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     (City)                           (State)              (Zip)

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2.   ISSUER NAME and Ticker or Trading Symbol

     Interpool, Inc. (IPX)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     May 2000

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5.   If Amendment, Date of Original


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     President/CFO
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          05/02/00       P             714           A      7.5                        I      {1,2)
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Common Stock                          05/09/00       P             114           A      7.375                      I      (1,2)
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Common Stock                          05/11/00       P             429           A      8.125                      I      (1,2)
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Common Stock                          05/16/00       P             429           A      8.5       90,710           I      (1,2)
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                                                                                               3,588,250           D
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

(1) Stock acquired by The Ivy Group, LLC a New Jersey limited liability company in which the reporting person holds a 14.29% interest.

(2) Aggregate indirect benefifical interest in 90,710 shares includes 1,500 shares owned by the reporting person's wife, and 89,210 shaes held by The Ivy Group, LLC a New Jersey limited liability company in which reporting person holds a 14.29% interest.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, conversions)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

      /s/ Raoul J. Witteveen                                   06/05/00
     -------------------------------                          -----------
     Signature of Reporting Person                               Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.